UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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HOUSTON WIRE & CABLE COMPANY

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Houston Wire & Cable Company to be Acquired by OmniCable in $91 Million Transaction

HWCC Stockholders to Receive $5.30 per Share in Cash

HOUSTON, Texas and WEST CHESTER, Pa., March 25, 2021 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (HWCC) and Omni Cable, LLC (OmniCable) today announced that they have entered into a definitive agreement under which OmniCable will acquire all outstanding shares of HWCC common stock for $5.30 per share in an all-cash transaction valued at $91 million. The price represents a premium of 39% to HWCC’s unaffected closing price of $3.80 on March 24, 2021 and an 89% premium to the $2.81 average closing price for the preceding 12-month period. The transaction was unanimously approved by HWCC’s Board of Directors. All HWCC directors and officers have agreed to vote their shares, including shares held by The D3 Family Funds, in favor of the transaction. Such shares currently represent approximately 19% of the issued and outstanding shares as of March 24, 2021.

OmniCable is a subsidiary of Dot Holdings Co, which is owned by Dot Family Holdings, owners and operators of Dot Foods, Inc., the largest food industry redistributor in North America.

The combined company results in a national wire and cable redistribution industry leader that will maximize OmniCable’s and HWCC’s highly complementary businesses, products and national footprint to better meet the needs of both companies’ customers. The combined company also will continue HWCC’s fastener redistribution business. Following the close of the transaction, each company will retain its own brands and its existing locations.

James L. Pokluda III, HWCC’s President & CEO, commented, “HWCC, Vertex and OmniCable are highly respected suppliers in their respective markets serving electrical and industrial distributors throughout the U.S. and Canada. This merger creates an outstanding combination of leading businesses that will be well positioned to provide increased value and customer service to its redistributor partners.”

“The HWCC team shares our passion for customer service,” said Jeff Siegfried, OmniCable founder and vice chairman. “Our shared central focus on redistribution, logistical expertise, and unyielding pursuit of perfection for our business partners will drive both businesses to enhance the value that we bring to the marketplace. We look forward to continued growth and the shared learning we know will come from this new relationship.”

Transaction Details

Under the terms of the agreement, HWCC stockholders will receive $5.30 in cash for each share of common stock they own. In addition, each stock-based equity award outstanding under the Company’s stock and deferred compensation plans will be cancelled in exchange for $5.30. No consideration will be paid for stock options, all of which have exercise prices above the merger price.

The agreement includes a 30-day "go-shop" period expiring on April 24, 2021, which permits HWCC’s Board of Directors and advisors to solicit alternative acquisition proposals from third parties. HWCC will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and HWCC does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or is otherwise required.

The transaction is expected to close following HWCC’s Annual Meeting of Stockholders, scheduled for May 25, 2021, subject to customary closing conditions, including approval by HWCC stockholders. Upon completion of the transaction, HWCC common stock will no longer be listed on any public market.

Fourth Quarter and Full Year 2020 Financial Results

Separately, later today HWCC intends to file its 2020 Annual Report on Form 10-K, which will contain its fourth quarter and full year 2020 financial results. The Form 10-K will be available on the “Investor Relations” section of the HWCC website, as well as from the SEC.

Advisors

William Blair & Company, L.L.C. and Johnson Rice & Company, L.L.C. are serving as financial advisors to HWCC, and Schiff Hardin LLP is serving as legal counsel. Lewis Rice LLP is serving as legal counsel to OmniCable.

About HWCC

With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of wire and cable and fastener products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

About OmniCable

Omni Cable, LLC (OmniCable) is a premier redistributor of wire and cable, electrical products, and value-added services. OmniCable empowers our industry to be successful by providing an exceptional experience through operational excellence, accuracy and precision, and a partnership approach. Stocking locations include Philadelphia, PA; Atlanta, GA; Boston, MA; Charlotte, NC; Chicago, IL; Denver, CO; Houston, TX; Los Angeles, CA; San Francisco, CA; Seattle, WA; St. Louis, MO, Tampa, FL, Cincinnati, OH, and Toronto, ON.

Additional Information and Where to Find It

This press release relates to the proposed transaction involving HWCC and OmniCable (the “Transaction”). HWCC intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Transaction. This press release does not constitute a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that HWCC may file with the SEC or send to its stockholders in connection with the Transaction.

Promptly after filing the definitive Proxy Statement with the SEC, HWCC will mail the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the annual meeting at which the Transaction will be considered. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HWCC FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, at HWCC’s website, www.houwire.com, or by writing to HWCC at Houston Wire & Cable Company, 10201 North Loop East, Houston, TX 77029, attention: Corporate Secretary.

Participants in Solicitation

HWCC and its directors and executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Information about the directors and executive officers of HWCC is set forth in the proxy statement for HWCC’s 2020 annual meeting of stockholders, which was filed with the SEC on March 26, 2020, and in HWCC’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 13, 2020, and will be set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, expected to be filed later today. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this press release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the duration, extent and impact of the COVID-19 pandemic, our sales and marketing strategy, sales (including pricing), income, operating income or gross margin improvements, working capital, cash flow, interest rates, impact of changes in accounting standards, future economic performance, management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim”, “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will be”, “will continue”, “will likely result”, “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. HWCC cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors listed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in subsequent Quarterly Reports on Form 10-Q provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Contact Information

Eric W. Davis
Chief Financial Officer
Direct: 713.609.2177
Fax: 713.609.2168
edavis@houwire.com